EXHIBIT 10.2

ALLERGAN, INC.

CHANGE IN CONTROL POLICY

Allergan, Inc. (the “Company”) hereby adopts this Allergan, Inc. Change in Control Policy (this “Policy”), effective as of April 28, 2010 (such date, the “Effective Date”).

1.        Purpose. The purpose of this Policy is to provide each “Participant” (as such term is defined in Section 3) with protection in the event of a termination of employment under specified circumstances following a “Change in Control” (as such term is defined in Section 4). The Company believes that because of its position in the industry, financial resources and historical operating results there is a possibility that the Company may become the subject of a Change in Control either now or at some time in the future. The Company believes it is in the interest of the Company and its stockholders to foster Participants’ objectivity in making decisions with respect to any pending or threatened Change in Control and to assure that the Company will have the continued dedication and availability of Participants as employees of the Company or one of its affiliates, notwithstanding the possibility, threat or occurrence of a Change in Control. The Company believes that these goals can be accomplished by alleviating certain of the risks and uncertainties with regard to Participants’ financial and professional security that would be created by a pending or threatened Change in Control and that inevitably would distract Participants and could impair their ability to objectively perform their duties for and on behalf of the Company.

2.        Term. Commencing on the Effective Date, this Policy shall remain in effect until the second anniversary of the date upon which a Change in Control occurs, subject to the provisions in Section 5; provided, however, that the Company, through the Organization and Compensation Committee of its Board of Directors, or its successor (“O&CC”), may in its sole discretion amend or terminate this Policy without prior notice at any time prior to the date upon which a Change in Control occurs. Effective as of the date on which a Change in Control occurs, this Policy may not be amended or terminated with respect to any Participant in a manner that will materially impact such Participant’s rights hereunder without such Participant’s express written consent.

3.        Participants. Each full-time employee of the Company or any of its affiliates who is (a) in salary grade ten (10) vice presidents or higher, (b) actively employed by the Company or any of its affiliates immediately prior to the consummation of a Change in Control and (c) not eligible to receive severance benefits in connection with a Change in Control pursuant to an individual agreement with the Company (each such employee, a “Participant”), shall be eligible to receive severance benefits under this Policy in the event that (x) the Participant incurs a “Qualifying Termination” (as such term is defined in Section 6) following a Change in Control and (y) the Participant executes a release in substantially the form attached as Appendix B hereto (a “Release”) and such Release becomes irrevocable on or before the payment date specified in Section 7(a). Notwithstanding the foregoing, to the extent required by the Release, the Release will not be treated as irrevocable for the purposes of this Policy prior to the date that is seven (7)

calendar days after the Executive has provided proof that he or she has withdrawn or dismissed any pending claims or actions.

4.        Change in Control. As used in this Policy, a “Change in Control” shall mean the following and shall be deemed to occur if any of the following events occur:

(a)    Any “person” (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing (i) 20% or more of the combined voting power of the Company’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of the Company’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

(b)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Policy, be considered as though such person were a member of the Incumbent Board of the Company;

(c)    The consummation of a merger, consolidation or reorganization involving the Company, other than one which satisfies both of the following conditions:

(i)    a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the Company or such other entity resulting from the merger, consolidation or reorganization outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Company’s voting securities immediately before such merger, consolidation or reorganization, and

(ii)    a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

(d)    The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

(e)    Notwithstanding the preceding provisions of this Section, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section is (i) an underwriter or underwriting syndicate that has acquired the ownership of any of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, (ii) the Company or any subsidiary of the Company or (iii) an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its affiliated companies) that is qualified under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, notwithstanding the preceding provisions of this Section, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Company or through a stock dividend or stock split), then a Change in Control shall occur.

5.        Effect of a Change in Control. In the event of a Change in Control, Sections 7 through 9 of this Policy shall become applicable to each Participant. These Sections shall continue to remain applicable to each Participant until the second anniversary of the date upon which the Change in Control occurs. At that point, so long as the employment of a Participant has not been terminated on account of a Qualifying Termination, as defined in Section 6, this Policy shall terminate and be of no further force with respect to such Participant. Notwithstanding the foregoing, if a Participant’s employment with the Company and its affiliated companies is terminated on account of a Qualifying Termination on or before the second anniversary of a Change in Control and the Participant becomes entitled to receive severance benefits under this Policy, this Policy shall remain in effect with respect to such Participant until the Participant receives the various benefits to which he or she has become entitled under the terms of this Policy.

6.        Qualifying Termination. If, subsequent to a Change in Control, a Participant’s employment with the Company and its affiliated companies is terminated, such termination shall be considered a Qualifying Termination unless:

(a)    The Participant voluntarily terminates his or her employment with the Company and its affiliated companies. A Participant, however, shall not be considered to have voluntarily terminated his or her employment with the Company and its affiliated companies if, following the Change in Control, the Participant’s overall compensation is reduced or adversely modified in any material respect or the Participant’s duties are materially changed, and subsequent to such reduction, modification or change, the Participant elects to terminate his or her employment with the Company and its affiliated companies. For such purposes, the Participant’s duties shall be considered to have been

“materially changed” if, without the Participant’s express written consent, there is any substantial diminution or adverse modification in the Participant’s overall position, responsibilities or reporting relationship, or if, without the Participant’s express written consent, the Participant’s job location is transferred to a site more than 50 miles away from his or her place of employment prior to the Change in Control.

(b)    The termination is on account of the Participant’s death or Disability. For such purposes, “Disability” shall mean a physical or mental incapacity as a result of which the Participant becomes unable to continue the performance of his or her responsibilities for the Company and its affiliated companies and which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician agreed to by the Company and the Participant, or in the event of the Participant’s inability to designate a physician, the Participant’s legal representative. In the absence of agreement between the Company and the Participant, each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to Disability.

(c)    The Participant is involuntarily terminated for “cause.” For this purpose, “cause” shall be limited to only three types of events:

(i)    the willful refusal of the Participant to comply with a lawful, written instruction of the Board so long as the instruction is consistent with the scope and responsibilities of the Participant’s position prior to the Change in Control;

(ii)    dishonesty by the Participant which results in a material financial loss to the Company (or to any of its affiliated companies) or material injury to its public reputation (or to the public reputation of any of its affiliated companies); or

(iii)    the Participant’s conviction of any felony involving an act of moral turpitude.

(d)    In addition, notwithstanding anything contained in this Policy to the contrary, if a Participant’s employment is terminated within the fifty-five (55) day period ending on the date of a Change in Control and it is determined that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, for all purposes of this Policy, the date of a Change in Control with respect to such Participant shall mean the date immediately prior to the date of such termination of such Participant’s employment.

7.        Severance Payment.

(a)    Subject to Section 3, if a Participant’s employment is terminated as a result of a Qualifying Termination, the Company shall pay the Participant a cash lump-sum payment on the fifty-fifth day immediately following the Participant’s Qualifying

Termination in an amount equal to the product of the Participant’s “Compensation” (as such term is defined below) and the applicable multiplier set forth in Appendix A hereto (such amount, the “Severance Payment”).

(b)    For purposes of this Policy, and subject to Section 7(c), a Participant’s “Compensation” shall equal the sum of (i) the Participant’s highest annual salary rate within the five-year period ending on the date of the Participant’s Qualifying Termination plus (ii) a “Bonus Increment.” The Bonus Increment shall equal the Participant’s target annual bonus under the Executive Bonus Plan or Management Bonus Plan (or any successor plans thereto), as applicable, for the year in which a Qualifying Termination occurs, assuming 100% performance for both corporate and individual objectives, as applicable.

(c)    If a Participant’s normal severance payment under the Company’s and affiliate’s applicable severance pay policies for a reduction in force would be greater than the Compensation described in Section 7(b), above, then Participant’s “Compensation” for purposes of Section 7(b) shall be such greater amount.

8.        Additional Benefits. Subject to Section 3, if a Participant’s employment is terminated as a result of a Qualifying Termination, the Participant may continue medical, dental and vision care coverage in accordance with the terms of the Allergan Welfare Benefits Plan, as in effect immediately prior to a Change in Control (including terms governing required Participant contributions). In addition, the Participant shall receive executive outplacement benefits of a type and duration generally provided to executives at the Participant’s level. These programs shall be continued at no cost to the Participant, except to the extent that tax rules require the inclusion of the value of such benefits in the Participant’s income. The programs shall be continued in the same way and at the same level as in effect immediately prior to the Qualifying Termination. A Participant’s entitlement to continue participation in the applicable group medical, dental and vision programs shall continue for the following period, as applicable: (a) one year, for any Participant whose Severance Payment is calculated pursuant to Appendix A-1, (ii) two years, for any Participant whose Severance Payment is calculated pursuant to Appendix A-2 and (iii) three years, for any Participant whose Severance Payment is calculated pursuant to Appendix A-3.

9.        Parachute Payment Matters. In the event that a Participant becomes entitled to receive a Severance Payment in accordance with the provisions in Section 7, and such Severance Payment or any other benefits or payments (including transfers of property) that the Participant receives, or is to receive, pursuant to this Policy or any other agreement, plan or arrangement with the Company in connection with a Change in Control (“Other Benefits”) would not be deductible by the Company by reason of Section 280G of the Code (or any successor thereto) or any comparable provision of state or applicable non-US law, (“Comparable Excise Tax”) the following rules shall apply:

(a)    The Severance Payment shall be reduced (to zero if necessary) and, if the Severance Payment is reduced to zero, Other Benefits shall be reduced (to zero if necessary) until no portion of the Severance Payment and Other Benefits is not deductible by the Company by reason of Section 280G of the Code or Comparable Excise

Tax, provided, however, that (i) no such reduction shall be made unless the net after-tax benefit received by a Participant after such reduction would exceed the net after-tax benefit received by the Participant if no such reduction was made and (ii) if Other Benefits are required to be reduced, the reduction of such Other Benefits shall occur in the following order: (A) reduction in the benefits described in Section 8 (with such reduction being applied to the benefits in the manner having the least economic impact to the Participant and, to the extent the economic impact is equivalent, such benefits shall be reduced in the reverse order of when the benefits would have been paid or provided to the Participant, that is, benefits payable or provided later shall be reduced before benefits payable or provided earlier); (B) reduction of any cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (C) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (D) cancellation of acceleration of vesting of equity awards not covered under (C) above, provided that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

(b)    All determinations under this Section 9 shall be made by the accounting firm (the “Auditors”) that is serving as the Company’s independent registered public accounting firm immediately prior to the Change in Control. For purposes of determining whether any of the Severance Payments or Other Benefits would not be deductible by the Company by reason of Section 280G or Comparable Excise Tax and whether any of such payments shall be reduced pursuant to Section 9(a), (i) any other payment or benefits received or to be received by a Participant in connection with a Change in Control or Participant’s termination of employment (whether pursuant to the terms of this Policy or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code (or any successor thereto) or Comparable Excise Tax, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (or any successor thereto) or Comparable Excise Tax shall be treated as being nondeductible by the Company, unless in the opinion of tax counsel selected by the Auditors and acceptable to the Participant such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code (or any successor thereto) or Comparable Excise Tax or, (ii) the amount of the Severance Payments and Other Benefits which shall be treated as nondeductible by reason of Section 280G or Comparable Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or Other Benefits or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) of the Code (or any successor or successors thereto) or Comparable Excise Tax, after applying clause (i), above, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor or successors thereto) or Comparable Excise Tax.

(c)    For purposes of making the determinations and calculations required herein, the Auditors and any tax counsel selected by the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code or Comparable Excise Tax, provided that the Auditors’ determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code), as applicable. All fees and expenses of the Auditors shall be borne solely by the Company.

10.        Rights and Obligations Prior to a Change in Control. Except as otherwise provided in Section 6(d), prior to a Change in Control, the rights and obligations of a Participant with respect to his or her employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company and the provisions of any written employment contract in effect between the Company and a Participant from time to time. Except as otherwise provided in Section 6(d), this Policy deals only with certain rights and obligations of a Participant subsequent to a Change in Control, and the existence of this Policy shall not be treated as raising any inference with respect to what rights and obligations exist prior to a Change in Control. Unless otherwise expressly set forth in a separate employment agreement between a Participant and the Company, the employment of each Participant is at-will, and a Participant or the Company may terminate the Participant’s employment with the Company at any time and for any reason, with or without cause, to the extent permitted under applicable law, provided that if such termination occurs within two years after a Change in Control (or as contemplated in Section 6(d)) and constitutes a Qualifying Termination (as defined in Section 6) the provisions of this Policy shall govern the payment of the Severance Payment and certain other benefits as provided herein.

11.        Non-Exclusivity of Rights. The severance benefits provided under this Policy shall be paid in lieu of any severance benefits that a Participant might otherwise be entitled to receive from the Company under the Company’s applicable severance pay policies. Subject to the foregoing, (a) nothing in this Policy shall prevent or limit a Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which a Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any stock option or other agreements with the Company; and (b) amounts which are vested benefits or which Participant is otherwise entitled to receive under any plan or program of the Company at or subsequent to the date of any Qualified Termination shall be payable in accordance with such plan or program.

12.        Confidentiality Covenant. Each Participant who receives benefits under this Policy agrees that the Participant shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as hereinafter defined). Each such Participant agrees that, upon termination of the Participant’s employment with the Company, all Confidential Information in the Participant’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Participant or furnished to any third party, in any form, except as provided herein; provided, however, that the Participant shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (a) was publicly known at the time of disclosure to the Participant, (b) becomes publicly known or available thereafter other than by any means in violation of this Policy or any other duty owed to the Company by any person or entity, or (c) is lawfully disclosed to the Participant by a third party. As used in this Policy, the term “Confidential Information” means: information disclosed to the Participant or known by the Participant as a consequence of or through the Participant’s relationship with the Company about the products, research and development efforts, regulatory efforts, manufacturing processes, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company.

13.        Non-Solicitation Covenant. Each Participant who receives benefits under this Policy agrees that, for the period commencing on the date of termination of the Participant’s employment with the Company and ending on the first anniversary thereof, the Participant shall not, either on the Participant’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 13.

14.        Full Settlement. The Company’s obligation to make the payments provided for in this Policy and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Policy. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Policy or any guarantee of performance thereof (including as a result of any contest by a Participant about the amount of any payment pursuant to Section 9), unless the arbitrator or the court, as the case may be, determines that the Participant’s material claims in such contest were frivolous or were asserted in bad faith.

15.        Policy Administration.

(a)    The O&CC is responsible for the general administration and management of this Policy (“Administrator”), and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Policy and to determine all questions relating to eligibility for, and amount of, benefits under this Policy. The O&CC may delegate any administrative responsibility it may have under this Policy to one or more individuals, including individuals who are employees of the Company.

(b)    The Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole and absolute discretion, and to make any findings of fact needed in the administration of this Policy. The validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged before an arbitrator or in court, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Administrator or characterization of any such decision by the Administrator as final or binding on any party.

(c)    Subject to the last sentence of Section 15(b), all actions taken and all determinations by the Administrator will be final and binding on all persons claiming any interest in or under this Policy. To the extent the Administrator has been granted discretionary authority under this Policy, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

16.        Successors. This Policy shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Policy in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

17.        Governing Law. This Policy is intended to be an unfunded “top-hat” pension plan, within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Policy, to the maximum extent permitted by ERISA Section 514. To the extent that state law is applicable, the statutes and common laws of the State of California (excluding its choice of laws principles) shall apply.

18.        Claims Procedure.

(a)    Any person claiming a benefit under this Policy shall present such a claim in writing to the Administrator. The Administrator shall respond to the claim within 90 days unless special circumstances require an extension of time of up to an additional 90 days. Prior to the expiration of the initial 90-day period, the Administrator shall notify the claimant of any such special circumstances and the date by which a decision is expected.

(b)    If the claim is denied, the Administrator shall provide the claimant with a written notice that sets forth (i) the specific reason or reasons for the denial, (ii) reference to the specific Plan provisions on which the denial is based, (iii) a description of any additional materials or information necessary for the claimant to perfect his or her claim and an explanation of why such materials or information is necessary and (iv) a description of this Policy’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse benefit determination on review.

(c)    The claimant may request review of a denied claim by providing written notice to the Administrator within 60 days of the date of denial. In connection with the request for review, the claimant may submit written comments, documents, records and other information relating to the claim for benefits. The claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Administrator shall decide whether to affirm or reverse the earlier denial of benefits taking into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits determination.

(d)    The Administrator’s decision on review shall be made within 60 days, unless the Administrator determines that special circumstances require an extension of time of up to an additional 60 days. Prior to the expiration of the initial 60-day period, the Administrator shall notify the claimant of any such special circumstances and the date by which a decision is expected. The Administrator shall provide the claimant with written notice of its benefit determination on review. In the event of an adverse claim decision, the notice shall include (i) the specific reason or reasons for the adverse determination, (ii) reference to the specific Plan provisions on which the benefit determination is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and (iv) a statement of the claimant’s right to bring a civil action under ERISA.

(e)    The procedure set forth in this Section 18 is intended to comply with U.S. Department of Labor Regulation Section 2560.503-1 and shall be construed in accordance with such regulation. Subject to the last sentence of Section 15(b), all decisions on review shall be final and bind all parties concerned.

19.        Resolution of Disputes. Subject to a Participant’s exhaustion of the administrative remedies under Section 18 with respect to any claim for benefits under this Policy, any controversy or dispute between the parties involving the construction, interpretation, application or performance of the terms of this Policy or in any way arising under the Policy shall be settled by arbitration pursuant to the terms of a Participant’s Release.

20.        Notices. Any notice or communication required or permitted to be given under this Policy shall be delivered personally or via an overnight courier service or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows: (i) any notice to a Participant shall be delivered to the Participant’s most recent address on file with the Company and (ii) any notice to the Company shall be delivered to the Administrator at the following address: General Counsel, Allergan, Inc., 2525 Dupont Drive, Irvine, California 92612, or to such other address as either the Company or the Participant shall have furnished to the other in writing in accordance herewith.

21.        Severability. In case any one or more of the provisions contained in this Policy shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Policy, but this Policy shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Policy, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Policy or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

22.        Taxation. Regardless of any action the Company or an affiliate takes with respect to any or all income tax, employment tax, or other tax-related items related to Participant’s participation in the Policy and legally applicable to Participant (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or an affiliate. The Company and/or the affiliate (1) make no representations or undertakings regarding the treatment of any Tax-Related Items with respect to the Policy; and (2) do not commit to and are under no obligation to structure the terms of any payment under the Policy to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to tax in more than one jurisdiction, the Company and/or an affiliate (which may be a former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Finally, all payment amounts are subject to tax withholding as necessary to satisfy any Tax-Related Items in accordance with applicable law.

23.        Section 409A.

(a)    The Company intends that any payments, benefits or reimbursements that a Participant may become entitled to receive under this Policy be exempt from or comply with Section 409A of the Code and guidance promulgated thereunder (“Section 409A”). The provisions of this Section 22 shall qualify and supersede all other provisions of this Policy as necessary to fulfill the foregoing intent.

(b)    If a Participant is a “specified employee” (determined by the Company in accordance with Section 409A) as of the date that the Participant incurs a Qualifying Termination, and if any payment, benefit or reimbursement to be paid or provided under this Policy both (i) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Participant to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or reimbursement that is payable during the first 6 months following the Participant’s Qualifying Termination shall be paid or provided to the Participant in a cash lump-sum payment to be made on the earlier of (x) the Participant’s death and (y) the first business day of the seventh month immediately following the Participant’s “separation from service” within the meaning of Section 409A (“Separation from Service”).

(c)    To the extent any in-kind benefit or reimbursement to be paid or provided under this Policy constitutes Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (within the meaning of Section 409A) to a Participant during any calendar year shall not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Participant in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plans), (ii) any reimbursements for expenses incurred by the Participant shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the Participant shall not be entitled to any in-kind benefits or reimbursement for any expenses incurred subsequent to the end of the tenth calendar year following the calendar year in which the Participant incurs a Qualifying Termination and (iv) the right to any such reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit.

(d)    Any payment, benefit or reimbursement to be paid or provided under this Policy above due to a Qualifying Termination that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) shall be paid or provided to a Participant only to the extent that such payment or benefit is provided, or reimbursable expense is incurred, no later than the last day of the Participant’s second taxable year following the Participant’s taxable year in which the Participant incurs a Qualifying Termination; provided, further, that the Company shall reimburse any such reimbursable expenses no later than the last day of the third taxable year following the Participant’s taxable year in which the Participant incurs a Qualifying Termination.

(e)    Any reimbursement, payment or benefit to be paid or provided under this Policy that constitutes Nonqualified Deferred Compensation due upon a Qualifying Termination shall be paid or provided to a Participant only if the Participant’s Qualifying Termination constitutes a Separation from Service.

24.        Construction. All references to “Company” in Sections 10-14 of the Policy shall be read to include both the Company or an affiliate, as applicable. In no event shall any section of this Policy be construed as the Company having an employment relationship with any Participant which is employed by an affiliate.

IN WITNESS WHEREOF, Allergan, Inc. hereby executes this instrument, evidencing the terms of the Allergan, Inc. Change in Control Policy this 18th day of December, 2010.

Allergan, Inc.

By:	/s/ Scott D. Sherman
Scott D. Sherman Executive Vice President, Human Resources

Appendix A-1

For purposes of Section 7 of this Policy, the multiplier for a Participant in Grade 10 or 11 as of the date of such Participant’s Qualifying Termination shall be one (1).

Appendix A-2

For purposes of Section 7 of this Policy, the multiplier for a Participant in Grade, 12, 13, or 14 as of the date of such Participant’s Qualifying Termination shall be two (2).

Appendix A-3

For purposes of Section 7 of this Policy, the multiplier for a Participant who holds the title of: (i) Chief Executive Officer; (ii) President, Allergan, or (iii) Executive Vice President (or any successor position thereto) as of the date of such Participant’s Qualifying Termination shall be three (3).

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APPENDIX B

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (this “Agreement”) is entered into by and between Allergan, Inc. (the “Company”) and [__________________________] (the “Employee”), collectively referred to as the “Parties.” This Agreement shall be effective on the date that the Employee signs and dates this Agreement (the “Agreement Date”).

1.	Benefits to the Employee.

The Employee’s employment with the Company ended on [_______________] (the “Termination Date”). The Employee acknowledges that the Employee has been paid all wages and/or commissions earned and owed to the Employee up through and including the Termination Date, except for commissions that were not calculable as of the Termination Date. Any earned commissions that were not calculable as of the Termination Date shall be paid to the Employee in accordance with the provisions of the commission plan that applied to the Employee on the Termination Date promptly after such commissions are calculable, and shall be subject to the recovery by the Company of any unrepaid draws or advances against commissions by the Employee. Amounts, if any, owed under Partners for Success, the Management Bonus Plan or the Executive Bonus Plan, as applicable, will be paid in accordance with the terms of the respective plan documents. The Employee also acknowledges that the Employee has been paid for all earned and unused vacation days. In addition to the foregoing, the following benefits to the Employee under this Section 1 shall be provided by the Company under the [Allergan, Inc. Severance Pay Plan] [OR] [Allergan, Inc. Executive Severance Pay Plan] [OR] [Allergan, Inc. Change in Control Policy] (the “Plan”), provided that such benefits [(other than benefits under the Management Bonus Plan/Executive Bonus Plan or Partners For Success, as applicable)] shall not be paid unless the Company has received a signed original of this Agreement that becomes irrevocable in accordance with Section 3 below by the 55th day following the Termination Date.] [Provided further, however, that this Agreement will not be treated as becoming irrevocable for these purposes prior to the date that is 7 days after the date the Employee provides proof that any pending claim or action has been withdrawn or dismissed as required by Section 6 below.]

a.	The Payment.

The Company will provide the Employee with a payment equal to (indicate dollar amount) $________ [equivalent to (indicate severance period months or weeks) ______ (    ) months/weeks (the “Severance Period”) of the Employee’s final base monthly pay/salary,] less applicable withholding for state and federal taxes (the “Payment”). [Payment will be made on the first business day of the seventh month immediately following the Termination Date.] [OR] [Payment will be made in a single sum on or about the fifty-fifth (55th) day immediately following the Employee’s

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termination as provided under the terms of the Plan.] [OR] [In accordance with the terms of the Plan, the Payment will be made in a single sum on the Company’s first regular payroll date after the eighth calendar day following the Agreement Date, provided, however, that if that date falls after the last payroll date in December and before the first payroll date in January, the Payment will be made on the second regular payroll date in January.] [OR] [In accordance with the terms of the Plan, the first installment of the Payment, or $000.00, will be mailed to the Employee on the first regular Company payroll date after the eighth calendar day following the Agreement Date and the Company’s receipt of the signed original of this Agreement. The second installment of the Payment, or $000.00, will be mailed to the Employee on or about the second regular Company payroll date in 2011.]

b.	Insurance Benefits.

Medical, dental and vision care insurance benefits may be continued through the Severance Period in accordance with the terms of the Plan and the Allergan Welfare Benefits Plan. [_________(    ) years from your Termination Date.] The Employee shall be responsible for paying the required participant contributions for such continued coverage. Such required contributions shall be deducted from the Payment or, if necessary, paid from other sources in accordance with the terms of the Plan and the Allergan Welfare Benefits Plan. The Employee may elect to continue coverage after the Severance Period at the Employee’s cost in compliance with applicable law(s).

c.    [Written Document Regarding Acceleration; No Other Payments or Benefits.

[Except as expressly provided in applicable plan document(s) or award notice(s), or ]Unless the Employee has received a written document executed by the Company’s Vice President, Global Benefits and Compensation or the Company’s General Counsel or the Company’s Executive Vice President of Human Resources on or before the Termination Date stating that the vesting of the Employee’s unvested and outstanding stock, stock options or other equity awards is being accelerated to the Termination Date in accordance with the terms and conditions of the Company’s applicable plan document(s) and award notice(s), the Employee relinquishes and waives any rights and agrees the Employee is not entitled to receive any other wages, remuneration, income, salary, commissions, incentive compensation, restricted stock, stock options, awards, benefits, bonuses or payments of any kind from the Company, other than as enumerated in Section 1, and except for (i) otherwise vested retirement benefits and (ii) stock, stock options and other equity awards that have vested by their terms prior to the Termination Date [without regard to the express conditions for acceleration set forth in the applicable plan document(s) and award notice(s).]

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d.	[Outplacement Counseling.

The Employee will be eligible for outplacement counseling. The Company will arrange and pay for such counseling with a provider of its choice.]

e.	[PFS Eligibility.

Whether or not Employee executes this Agreement, the Employee is eligible for Partners For Success (“PFS”) consideration. The PFS payment, if any, will be subject to all terms and conditions of the Partners for Success Plan, will be made during the normal bonus cycle in the amount applicable to the Employee’s final pay grade as provided in the plan document, will be prorated for the number of full months that the Employee was employed during the bonus calculation year.]

f.	[Management Bonus Plan.

Whether or not Employee executes this Agreement, the Employee is eligible for Management Bonus Plan consideration. The Employee will only receive a Management Bonus Plan payment if such payments are announced and made to other Management Bonus Plan eligible employees, and the Management Bonus Plan payment will be made at the same time such payments are made to other Management Bonus Plan eligible employees. The Employee’s Management Bonus Plan payment, if any, will be subject to all terms and conditions of the Management Bonus Plan.]

[Executive Bonus Plan.

Whether or not Employee executes this Agreement, the Employee may receive benefits under the Executive Bonus Plan in accordance with the terms of that Plan.]

2.	Future Employment.

The Employee understands and agrees that while the Employee may apply for future employment with the Company or its successors, affiliates or subsidiaries, the Employee has no right to such future employment and such entity may, in its sole discretion, deny the Employee’s employment application. The Employee further understands and agrees that in the event the Employee obtains employment with the Company or its successors, affiliates or subsidiaries, such entity may, in its sole discretion, terminate the Employee’s employment.

3.	Release of the Company.

a.    General Release. In exchange for the Payment and benefits set forth in Section 1, the Employee hereby releases and forever discharges the Company, its parents, subsidiaries, predecessors, successors and each of their associates, owners, stockholders,

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members, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them (collectively the “Releasees”), of and from any and all manner of waivable action or actions, causes or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, except as expressly provided herein. The Claims released by this Agreement include, without limitation, breach of any contract, including any employment agreement; breach of any covenant of good faith and fair dealing, express or implied; legal restrictions relating to an employer’s ability to terminate its employees; violation of any federal, state or local statute, ordinance or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, and any other or similar state laws prohibiting discrimination, harassment and retaliation and governing wages, hours and other terms and conditions of employment. This Release will not apply to the Employee’s right to receive the Payment and other benefits provided for in this Agreement or to retirement benefits that have vested and accrued prior to the Termination Date, or prohibit the Employee from participating in the investigation of an administrative charge or complaint by a state or federal agency.

b.	Release of Unknown Claims.

THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE IS RELEASING CLAIMS THE EMPLOYEE MAY NOT KNOW ABOUT AND THAT THIS IS THE EMPLOYEE’S KNOWING AND VOLUNTARY INTENT. THEREFORE, THE EMPLOYEE WAIVES ALL RIGHTS THE EMPLOYEE MAY HAVE UNDER ANY LAW DESIGNED TO PROTECT THE WAIVER OF UNKNOWN CLAIMS, SUCH AS CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

c.	[Older Worker’s Benefit Protection Act.

The Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which the Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.§621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

(i) That this paragraph and this Agreement are written in a manner calculated to be understood by the Employee.

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(ii) The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims that may arise after the Agreement Date.

(iii) This Agreement provides for consideration in addition to anything of value to which the Employee is already entitled.

(iv) The Employee is advised to consult an attorney before signing this Agreement.

(v) [The Employee has been given twenty-one (21) calendar days after being presented with this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney.]

(vi) [The Employee has been provided with required disclosures concerning those employees who are eligible to participate in this employment termination program and their ages, and has been given forty-five (45) calendar days after being presented with the disclosures and this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney.]

(vi) The Employee will have the right to revoke this Agreement within seven (7) calendar days of the Agreement Date. In the event this Agreement is revoked, this Agreement will be null and void in its entirety and the Employee will not receive the Payment or other benefits provided for in this Agreement.

(vii) If the Employee wishes to revoke this Agreement, the Employee must deliver written notice of revocation to [________], [________] at Allergan, Inc., 2525 Dupont Drive, Irvine, California 92612 before 5:00 p.m. PST on the seventh (7th) calendar day after the Agreement Date.]

4.	No Assignment of Claims.

The Employee represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which the Employee may have against the Releasees by the Employee, or any of them, and the Employee agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

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5.    [No Suits or Actions.

The Employee represents that no claims, actions or charges have been filed against the Releasees by the Employee, and that the Employee is not aware of any facts that would support any Claims or any compliance-related or Code of Ethics violations of any kind whatsoever against the Releasees, including without limitation any Claims for any work-related injuries. If the Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released in this Agreement, or in any manner asserts against the Releasees any of the Claims released in this Agreement, then the Employee agrees to pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to the suit or Claim; provided, however, that this provision shall not obligate the Employee to pay the Releasees’ attorneys’ fees in any action challenging the release of claims under the Older Workers Benefit Protection Act or the ADEA, unless otherwise allowed by law.]

6.    [Dismissal of Pending Actions; No Other Suits or Actions.

Other than [___________________] (the “Pending Action”), which must be withdrawn and/or dismissed with prejudice as a condition of receiving the Payment and other benefits under this Agreement, the Employee represents that no claims, actions or charges have been filed against the Releasees by the Employee, and that the Employee is not aware of any facts that would support any other claims of any kind whatsoever against the Releasees, including without limitation any Claims for any work-related injuries. The Company will not be required to make the Payment or provide any of the other benefits under this Agreement unless the Company’s counsel receives, within 48 days of the Termination Date, an original of a request for withdrawal and/or dismissal with prejudice of the Pending Action in a form acceptable to the Company’s counsel signed by the Employee or the Employee’s counsel. If the Employee hereafter commences, joins in, or in any manner seeks relief though any suit rising out of, based upon, or relating to any of the Claims released in this Agreement or in any manner asserts against the Releasees any of the Claims released in this Agreement, including by any attempt to reopen, have reconsidered or appeal the dismissal of the Pending Action, then the Employee agrees to pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to the suit or Claim; provided, however, that this provision shall not obligate the Employee to pay the Releasees’ attorneys’ fees in any action challenging the release of claims under the Older Workers Benefit Protection Act or the ADEA, unless otherwise allowed by law.]

7.    No Admission.

The Employee understands and agrees that neither the payment of money or benefits nor the execution of this Agreement will constitute or be construed as an admission of any liability or wrongdoing whatsoever by any of the Releasees.

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8.    Advice of Counsel.

Employee represents and warrants that the Employee has read this Agreement, has had adequate time to consider it, has been advised to consult with an attorney prior to executing this Agreement, understands the meaning and application of this Agreement and has signed this Agreement knowingly, voluntarily and of the Employee’s own free will with the intent of being bound by it.

9.    Severability; Modification of Agreement.

If any provision of this Agreement is found invalid or unenforceable in whole or in part, then such provisions shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement as such circumstances may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

10.    Arbitration; Waiver of Jury Trial.

Except for claims by either of the Parties hereto for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the Parties hereby agree to submit any claim or dispute between them and any of the Releasees who agree to participate in arbitration, including those arising out of the terms of this Agreement and/or any dispute arising out of or relating to the Employee’s employment with the Company, to private and confidential arbitration by a single neutral arbitrator through Judicial Arbitration and Mediation Services (“JAMS”). The arbitration proceedings shall be governed by the then current JAMS rules governing employment disputes, and shall take place in Orange County, California, which the Employee represents is a convenient location for the Employee. The decision of the arbitrator shall be final and binding on the Parties to this Agreement and any of the Releasees who agrees to arbitration, and judgment thereon may be entered in any court having jurisdiction. All costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys’ fees and witness expense fees, shall be paid as the arbitrator or court awards in accordance with applicable law. To the extent required by law, the Company will advance fees payable to JAMS. Except for claims for emergency equitable or injunctive relief, which cannot be timely addressed through arbitration, this arbitration procedure is intended to be the exclusive method of resolving any claim relating to the obligations set forth in this Agreement. The Parties hereby waive any right to a jury trial on any dispute or Claim covered by this Agreement.

11.    Confidentiality.

The Company and the Employee have entered into this Agreement with the understanding that this Agreement and its terms will remain confidential in their entirety, except as required by law. The Employee agrees that the Employee will keep strictly confidential all facts and opinions related to this Agreement and to any dispute with any of the Releasees. The Employee will not disclose the existence or terms of this Agreement to any person other than the Employee’s counsel, accountant and/or tax advisor; provided that such counsel, accountant and

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tax advisor agree that they will also be bound by the confidentiality provisions of this Agreement, except to the extent necessary to obtain an order enforcing the terms of this Agreement, or as otherwise required by law. The Company will not disclose the existence or terms of this Agreement to anyone other than its counsel, auditors, tax advisors, insurers, or employees with a business need to know; provided that such counsel, auditors, tax advisors, insurers and employees agree that they will also be bound by the confidentiality provisions of this Agreement, except to the extent necessary to obtain an order enforcing the terms of this Agreement, or as otherwise required by law. The Employee and the Employee’s representatives shall make no public announcements or publications, or hold any press conferences concerning this Agreement or any dispute between them or between the Employee or any of the other Releasees.

In the event of any disclosure authorized by this Agreement, the party disclosing the terms shall inform the recipient that the terms of this Agreement are confidential and that they shall not be further disclosed. In the event that disclosure of the terms of this Agreement are sought in any manner by any person who is not a party to this Agreement, the party from whom disclosure is sought will promptly notify the other party that such disclosure has been requested and will cooperate with the other party in opposing the disclosure to the fullest extent permitted by law. The Parties agree that they will not make any statements concerning this Agreement or the status of any dispute between them other than to state that “the matter has been resolved.”

12.    Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder may be assigned to any party by any party without the prior written consent of all other parties hereto.

13.    Reference Checks.

All reference checks and inquiries verifying employment should be directed by the Employee to the Company’s Human Resources Department. If requested, the Company will provide a reference letter verifying the Employee’s date of hire, Termination Date, final job title, and final salary.

14.    Expenses.

The Employee understands and agrees that, after the Termination Date, the Employee may not and will not incur expenses on behalf of the Company, nor will the Employee have authority to act on behalf of the Company. Any pay advances to the Employee must be repaid by the Termination Date. Any loans to the Employee must be repaid in accordance with their terms.

15.    Company Information.

The Employee acknowledges that, during the term of the Employee’s employment, the Employee had, and that during the Severance Period and subsequent thereto may have, access to information that is confidential and/or proprietary to the Company,

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including but not limited to, trade secrets, technical data or know-how relating to investigational or marketed products, research, and marketing plans, customer lists, manufacturing processes, information concerning the skills and qualifications of Company employees, and other information of a business, financial or technical nature (not already publicly available in a reasonably integrated form), and that such information is and will remain at all times the exclusive property of the Company. The Employee agrees to maintain such information in confidence and will not disclose such information to anyone else, nor use it for the Employee’s own benefit or for the benefit of other individuals or organizations. This section does not supersede any agreement relating to confidential or proprietary information previously entered into by the Employee. Instead, any such agreement is incorporated herein as if fully set forth.

[The Employee agrees that the Employee shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as hereinafter defined). The Employee agrees that, upon termination of Employee’s employment with the Company, all Confidential Information in the Employee’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Employee or furnished to any third party, in any form, except as provided herein; provided, however, that the Employee shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (a) was publicly known at the time of disclosure to the Employee, (b) becomes publicly known or available thereafter other than by any means in violation of the Change in Control Policy or any other duty owed to the Company by any person or entity, or (c) is lawfully disclosed to the Employee by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to the Employee or known by the Employee as a consequence of or through the Employee’s relationship with the Company about the products, research and development efforts, regulatory efforts, manufacturing processes, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company.]

16.    Company Property.

The Employee agrees to return all Company property in the Employee’s possession on or before the Termination Date. This includes, but is not limited to, credit, phone and travel cards, building and card keys, office equipment such as calculators, dictation equipment, computers, modems, and all other items which are Company property. This also includes any report, customer list, price list, files, notebooks or other materials pertaining to the Company’s business which are in the Employee’s possession or under the Employee’s control.

17.    [Non-Solicitation Covenant. The Employee agrees that, for the period commencing on the date of termination of the Employee’s employment with the Company and ending on the first anniversary thereof, the Employee shall not, either on the Employee’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an

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officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Agreement.]

18.    Headings.

The headings in this Agreement are for convenience only, and shall not be given any affect in the interpretation of this Agreement.

19.    Entire Agreement; No Oral Modification.

The Parties each represent and warrant that this Agreement constitutes the entire agreement relating to the subject matter hereof, that no promise or inducement has been offered or made except as set forth herein and that the consideration stated herein is the sole consideration for this Agreement. This Agreement may not be modified other than in a writing signed by both Parties and stating its intent to modify or supersede this Agreement.

20.    Choice of Law.

The parties agree that this Agreement shall be construed and enforced in accordance with applicable federal laws and the laws of the State of California.

21.    Counterparts; Facsimile Signature.

This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which shall be but one and the same Agreement. Delivery of a facsimile signature page shall be deemed to be delivery of a manually executed original.

Allergan, Inc.

By:
Employee
Title:

Date:	Date:

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